FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDMENT (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated August 16, 2006, by and between Mercer Global Investments, Inc., a Delaware Corporation (the “Advisor”) and AllianceBernstein L.P., a Delaware Limited Partnership (the “Sub-Adviser”), is made effective this 8th day of February, 2007.

RECITALS

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;
WHEREAS, the Sub-Adviser manages certain investments on behalf of the MGI Funds (the “Trust”) under the Agreement, as amended, with respect to the following Fund:

MGI Non-US Core Equity Fund, a series of the MGI Funds

WHEREAS, the Sub-Adviser and Advisor wish to amend the Agreement:

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A, the Fee Schedule of the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment: and

2. All other terms and provisions of the Sub-Advisory Agreement shall remain in full force and effect, except as modified hereby.

Mercer Global Investments, Inc.	AllianceBernstein L.P. By: AllianceBernstein Corporation, Its General Partner
By: Name: Ravi Venkataraman Title: Chief Investment Officer	By: Name: Title:

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN

MERCER GLOBAL INVESTMENTS, INC.
AND
ALLIANCEBERNSTEIN L.P.

Effective Date: January 1, 2007 to June 30, 2007

MGI NON-US CORE EQUITY FUND

FEE SCHEDULE

ALLIANCE INTERNATIONAL LARGE CAP GROWTH

ASSETS COMPENSATION

on the first $300 million    0.46%
on the next $200 million    0.42%
on the next $500 million    0.40%
Over $1 billion     0.38%

BERNSTEIN INTERNATIONAL STRATEGIC VALUE

ASSETS COMPENSATION

on the first $300 million    0.56%
on the next $200 million    0.51%
on the next $500 million    0.49%
Over $1 billion     0.47%

Global Fee Arrangement: The parties hereto agree that the fee schedule set forth herein shall apply to all relationship assets relating to portfolios of Mercer Global Investments, Inc. and its affiliates (collectively, “MGI”) managed by the Sub-Advisor and each of its affiliates. For the purpose of determining “relationship assets”, all MGI portfolios managed by the Sub-Adviser and its affiliates worldwide will be added together and applied against the fee schedule set forth herein. The fee schedule above shall apply so long as the MGI “relationship assets” are greater than $25 million in two or more strategies managed by the Sub-Adviser and its affiliates globally.